UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016

SPORTS FIELD HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54883	46-0939465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4320 Winfield Road, Suite 200

Warrenville, IL 60555

(Address of Principal Executive Offices)

(978) 914-7570

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 18, 2016, Sports Field Holdings, Inc. and its wholly-owned subsidiary FirstForm, Inc. (collectively, the “Company”), closed a Business Loan Agreement (the “Loan Agreement”) with Genlink Capital, LLC (“Genlink”), pursuant to which Genlink made available to the Company a revolving line of credit in a principal amount not to exceed One Million Dollars ($1,000,000) (the “Revolving Loan”). Amounts under the Revolving Loan may be advanced to the Company from time to time in accordance with the provisions of the Loan Agreement.

On July 18, 2016 and pursuant to the Loan Agreement, the Company issued a Promissory Note to Genlink (“the Note”), up to an aggregate principal amount of One Million Dollars ($1,000,000). All unpaid principal and interest outstanding under the Note is due on or before December 20, 2017 (the “Maturity Date”). The Note bears interest at a rate of 15% per annum, and the Company shall make monthly interest payments. The Company may pay, without penalty, all or a portion or any amount owed under the Note earlier than the date by which it is due. The Note includes customary provisions regarding events of default and other terms.

Additionally, on July 18, 2016 and pursuant to the Loan Agreement, the Company and Genlink entered into a security agreement (the “Security Agreement”), pursuant to which the Company granted Genlink a senior security interest in substantially all of the Company’s assets as security for repayment of the Revolving Loan.

The foregoing descriptions of the Loan Agreement, the Note and the Security Agreement are not intended to be complete and are qualified in their entirety by reference to the full text of those documents, copies of which are attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01  Financial Statements, Pro Forma Financial Information and Exhibits.

(d)          Exhibits.

Exhibit No.	Description
10.1*	Business Loan Agreement

10.2*	Promissory Note

10.3*	Security Agreement

* filed herewith

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORTS FIELD HOLDINGS, INC.

Date: July 22, 2016	By:	/s/ Jeromy Olson
Jeromy Olson
Chief Executive Officer

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